Exhibit 99.1

Apollo Investment Corporation

Announces June 30, 2007 Quarterly Financial Results

NEW YORK—August 8, 2007—Apollo Investment Corporation (NASDAQ: AINV) today announced financial results for its fiscal quarter ended June 30, 2007.

HIGHLIGHTS:

Total Assets: $3.7 billion

Investment Portfolio: $2.9 billion

Net Assets: $2.0 billion

Net Asset Value per share: $19.09

Operating Results for the Quarter Ended June 30, 2007 (in thousands, except per share amounts):

Net investment income: $54,758

Net investment income per share: $0.53

Net realized and unrealized gains: $122,964

Net realized and unrealized gains per share: $1.19

Net increase in net assets from operations: $177,722

Net increase in net assets from operations per share: $1.72

Dividends to shareholders per share: $0.51

Portfolio Activity for the Quarter Ended June 30, 2007:

Cost of investments during period: $738.6 million

Sales, repayments and other exits during period: $346.9 million

Number of new portfolio companies invested: 13

Number of portfolio company exits: 6

Number of portfolio companies at end of period: 64

Conference Call at 11:00 a.m. ET on August 9, 2007

The company will host a conference call at 11:00 a.m. (Eastern Time) on Thursday, August 9, 2007 to discuss its quarterly results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call. International callers should dial (973) 633-6740. All callers should reference Apollo Investment Corporation or “conference ID #9061398.” An archived replay of the call will be available through August 23, 2007 by calling (877) 519-4471. International callers please dial (973) 341-3080. For all replays, please reference pin #9061398.

Portfolio and Investment Activity

During the months of April and May 2007, the markets offered limited opportunities as we sought to identify value and protect principal. Refinancings continued to occur, resulting in full prepayments on several of our higher yielding vintage credits. As we entered June, we were presented with a variety of improved value opportunities and ultimately, we were active investors late in the quarter. We were also excited to have closed on our $208 million common and preferred equity investments in Grand Prix Holdings, LLC (Innkeepers USA). All totaled for the three months ended June 30, 2007, we invested $738.6 million across 13 new and 5 existing portfolio companies. This compared to investing $286.8 million in 4 new and 5 existing portfolio companies for the three months ended June 30, 2006. Investments sold or prepaid during the three months ended June 30, 2007 totaled $346.9 million versus $124.1 million for the three months ended June 30, 2006.

At June 30, 2007, our net portfolio consisted of 64 portfolio companies and was invested 56% in subordinated debt, 6% in preferred equity, 16% in common equity and warrants and 22% in senior secured loans versus 48 portfolio companies invested 63% in subordinated debt, 3% in preferred equity, 9% in common equity and warrants, and 25% in senior secured loans at June 30, 2006.

Considering the effect of prepayments experienced early in the June quarter, the weighted average yields on our subordinated debt portfolio, senior secured loan portfolio and total debt portfolio declined to 13.1%, 11.9% and 12.8%, respectively, as compared to 13.5%, 12.3% and 13.1% at March 31, 2007 and 13.6%, 12.7% and 13.3% at June 30, 2006.

“The current dislocation in the credit markets combined with our conservative balance sheet positions us well to add high-quality assets to our investment portfolio,” said John J. Hannan, Chairman & Chief Executive Officer. “We also continue to be pleased with the performance of our investment portfolio which has generated strong absolute and relative performance. On over $4.1 billion of invested capital since our IPO in April 2004, we have generated an IRR exceeding 24% through June 30, 2007.”

Results of Operations

Results comparisons are for the three months ended June 30, 2007 and June 30, 2006.

Investment Income

For the three months ended June 30, 2007 and June 30, 2006, gross investment income totaled $88.9 million and $55.9 million, respectively. The increase in investment income for the three months ended June 30, 2007 was primarily due to the growth of our investment portfolio as compared to the previous period and the receipt of a $10.0 million structuring fee related to our investment in Grand Prix Holdings, LLC. Origination and commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans and accelerated into interest income upon exit, as applicable.

Expenses

Net expenses totaled $34.2 million and $24.1 million, respectively, for the three months ended June 30, 2007 and June 30, 2006, of which $10.8 million and $7.9 million, respectively, were performance-based incentive fees and $7.6 million and $5.6 million, respectively, were interest and other credit facility expenses. Included in the $10.8 million in performance-based incentive fees for the quarter ended June 30, 2007 is a reduction of $2.3 million from the previous quarter’s net realized capital gain incentive fee accrual. The current accrual for the net realized capital gain incentive fee is $19.0 million. Expenses exclusive of performance-based incentive fees, interest, and other credit facility expenses for the three months ended June 30, 2007 and June 30, 2006 were $15.7 million and $10.6 million, respectively. Of these expenses, general and administrative expenses totaled $2.8 million and $2.1 million, respectively, for the three months ended June 30, 2007 and June 30, 2006. Expenses consist of base investment advisory and management fees, insurance expenses, administrative services expenses, professional fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. The increase in net expenses was primarily due to an increase in base management fees and performance-based incentive fees, as well as other general and administrative expenses related to the growth of our investment portfolio as compared to the previous period.

Net Investment Income

The Company’s net investment income totaled $54.8 million and $31.7 million or $0.53 per share and $0.39 per share, respectively, for the three months ended June 30, 2007 and June 30, 2006.

Net Realized Gains/Losses

The Company had investment sales and prepayments totaling $346.9 million and $124.1 million, respectively, for the three months ended June 30, 2007 and June 30, 2006. Net realized losses for the three months ended June 30, 2007 were $20.7 million, of which $20.1 million was previously recognized as unrealized losses on our interest in Diam International. Net realized losses were $3.0 million for the three month comparative period ended June 30, 2006.

Net Unrealized Appreciation (Depreciation) on Investments, Cash Equivalents and Foreign Currencies

For the three months ended June 30, 2007 and June 30, 2006, the Company’s investments, foreign currencies and other assets and liabilities had a net increase in appreciation of $143.7 million and $42.4 million, respectively. A primary component of the $143.7 million was an increase in appreciation on our investment in GS Prysmian Co-Invest LP. At June 30, 2007, net unrealized appreciation totaled $235.9 million, of which $252.5 million was attributable to net unrealized appreciation on our subordinated debt, preferred stock and private equity and $16.6 million was attributable to net unrealized depreciation on our bank debt/senior secured debt (after considering the effects of foreign currency borrowing/hedging for our non-U.S. investments).

Net Increase in Net Assets From Operations

For the three months ended June 30, 2007 and June 30, 2006, the Company had a net increase in net assets resulting from operations of $177.7 million and $71.2 million, respectively. The net change in net assets from operations per share was $1.72 and $0.88, respectively, for the three months ended June 30, 2007 and June 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital resources are generated primarily through its senior secured, multi-currency $1.7 billion, five-year, revolving credit facility maturing in April 2011 as well as from cash flows from operations, including investment sales and prepayments of senior and subordinated loans and income earned from investments and cash equivalents. At June 30, 2007, the Company had $791 million in borrowings outstanding and had $909 million available for its use. In the future, the Company may raise additional equity or debt capital off its shelf registration or may securitize a portion of its investments. The Company may also further access $300 million of additional credit commitments available to it under the terms of its existing credit facility and as the Company’s equity capital base grows. The primary use of funds will be investments in portfolio companies, cash distributions to our shareholders and for other general corporate purposes.

	Payments due by Period (dollars in millions)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Senior Secured Revolving Credit Facility (1)	$791	$—	$—	$791	$—

(1)	At June 30, 2007, $909 million remained unused under our senior secured revolving credit facility.

Dividends

Dividends paid to stockholders for the three months ended June 30, 2007 and June 30, 2006 totaled $52.8 million or $0.51 per share versus $36.5 million or $0.45 per share, respectively. Tax characteristics of all dividends will be reported to shareholders on Form 1099 after the end of the calendar year.

We intend to continue to distribute quarterly dividends to our stockholders. Our quarterly dividends, if any, will be determined by our board of directors.

We have elected to be taxed as a RIC under Subchapter M of the Internal Revenue Code of 1986. To maintain our RIC status, we must distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In addition, although we currently intend to distribute realized net capital gains (i.e., net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, we may in the future decide to retain such capital gains for investment.

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, then stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends.

We may not be able to achieve operating results that will allow us to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. In addition, we may be limited in our ability to make dividends and distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the 1940 Act and due to provisions in future credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our RIC status. We cannot assure stockholders that they will receive any dividends and distributions or dividends and distributions at a particular level.

With respect to the dividends paid to shareholders, income from origination, commitment and certain other upfront fees associated with investments in portfolio companies is treated as taxable income and accordingly, distributed to shareholders. For the three months ended June 30, 2007, we received upfront fees totaling $0.1 million, which are being amortized into income over the lives of their respective loans. For the three months ended June 30, 2006, we received upfront fees totaling $2.7 million.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	June 30, 2007 (unaudited)	March 31, 2007
Assets
Non-controlled/non-affiliated investments, at value (cost—$2,426,379 and $2,244,400, respectively)	$2,680,884	$2,348,981
Controlled investments, at value (cost—$208,000 and $0, respectively)	208,000	—
Cash equivalents, at value (cost—$741,518 and $1,089,792, respectively)	741,517	1,089,792
Cash	36,089	7,326
Foreign currency (cost—$1,799 and $832, respectively)	1,800	834
Interest receivable	37,703	35,217
Receivable for investments sold	—	28,248
Dividends receivable	9,412	6,987
Prepaid expenses and other assets	6,150	5,833

Total assets	$3,721,555	$3,523,218

Liabilities
Payable for investments and cash equivalents purchased	$897,828	$1,134,561
Credit facility payable	791,384	492,312
Management and performance-based incentive fees payable	45,097	43,579
Interest payable	2,392	1,848
Interest purchased payable	356	—
Accrued administrative expenses	53	200
Other accrued expenses	1,130	970

Total liabilities	$1,738,240	$1,673,470

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 103,900 and 103,508 issued and outstanding, respectively	$104	$104
Paid-in capital in excess of par	1,681,825	1,673,191
Distributions in excess of net investment income	(14,313)	(16,283)
Accumulated net realized gain	79,750	100,494
Net unrealized appreciation	235,949	92,242

Total Net Assets	$1,983,315	$1,849,748

Total liabilities and net assets	$3,721,555	$3,523,218

Net Asset Value Per Share	$19.09	$17.87

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended
	June 30, 2007	June 30, 2006
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$74,550	$49,023
Dividends	4,026	6,356
Other income	320	482
From controlled investments:
Dividends	50	—
Other income	10,000	—

Total investment income	88,946	55,861

EXPENSES:
Management fees	$12,996	$8,476
Performance-based incentive fees	10,835	7,936
Interest and other credit facility expenses	7,607	5,631
Administrative services expense	1,461	968
Other general and administrative expenses	1,350	1,118

Total expenses	34,249	24,129
Expense offset arrangement	(61)	(12)

Net expenses	34,188	24,117

Net investment income	$54,758	$31,744

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	(17,000)	195
Foreign currencies	(3,743)	(3,203)

Net realized gain (loss)	(20,743)	(3,008)

Net change in unrealized gain (loss):
Investments and cash equivalents	149,922	55,490
Foreign currencies	(6,215)	(13,070)

Net change in unrealized gain (loss)	143,707	42,420

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	122,964	39,412

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$177,722	$71,156

EARNINGS PER COMMON SHARE	$1.72	$0.88

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488